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                                                                   EXHIBIT 1.(i)


             ASSET MANAGEMENT FUND FOR FINANCIAL INSTITUTIONS, INC.

                             ARTICLES OF AMENDMENT


         ASSET MANAGEMENT FUND FOR FINANCIAL INSTITUTIONS, INC., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         1. Pursuant to Section 2-604 of the Maryland General Corporation Law, the Corporation desires to amend its Charter as hereinafter set forth.

         2. The Corporation hereby amends Article II of its Articles of Incorporation to change the Corporation's name to "Asset Management Fund, Inc." so that, as amended, Article II reads in its entirety as follows:

                                   ARTICLE II

                     The name of the corporation (hereinafter called the "Corporation") is: Asset Management Fund, Inc.

         3. The Corporation hereby amends its Charter to change the designation of the class of shares of the Corporation designated by Articles of Amendment filed on January 16, 1984 as the "Short-Term Liquidity Portfolio Shares" to the "Money Market Portfolio Shares."

         4. The Corporation hereby amends its Charter to change the designation of the class of shares of the Corporation designated by Articles of Amendment filed on January 16, 1984 as the "Intermediate-Term Liquidity Portfolio Shares" to the "Short U.S. Government Securities Portfolio Shares."

         5. The Corporation hereby amends its Charter to change the designation of the class of shares of the Corporation designated by Articles Supplementary to the Articles of Incorporation filed on November 1, 1983 as the "Mortgage Securities Performance Portfolio Shares" to the "U.S. Government Mortgage Securities Portfolio Shares."

         6. The Amendments set forth in Paragraphs 2 through 5 hereof have been advised by the Board of Directors and duly approved by the stockholders entitled to vote thereon.
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         IN WITNESS WHEREOF, ASSET MANAGEMENT FUND FOR FINANCIAL INSTITUTIONS,
INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary, and each of said officers of the Corporation has also acknowledged these Articles of Amendment to be the corporate act of the Corporation and has stated under penalties of perjury that to the best of such officer's knowledge, information and belief the matters and facts set forth with respect to authorization and approval are true and correct in all material respects, all on September 26, 1994.


                                   ASSET MANAGEMENT FUND FOR
                                   FINANCIAL INSTITUTIONS, INC.


                                   By:  /s/ Edward E. Sammons, Jr.
                                        --------------------------
                                        Edward E. Sammons, Jr.
                                        Vice President


Witness:


/s/Doris J. Pavel
Doris J. Pavel
Assistant Secretary

Dated:   September 26, 1994



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